Exhibit 10.7

Strictly Private & Confidential

AMTD GROUP COMPANY LIMITED

Vistra Corporate Services Centre

Wickhams Cay II

Road Town, Tortola

VG1110

British Virgin Islands

1 October 2020

Dear Sirs

Subscription to the AMTD SpiderNet ecosystem by AMTD Group on behalf of Airstar Bank Limited (“Airstar”)

WHEREAS:-

(1)

AMTD Group has created an unique AMTD SpiderNet ecosystem which empowered entrepreneurs and corporates with capital, technologies, mentorship, connectivity, and other resources essential to accelerating and enhancing their business digital transformation and corporate development journeys.

(2)

AMTD Digital Inc. (together with its subsidiaries), as the fusion reactor at the core of the AMTD SpiderNet ecosystem, is one of the most comprehensive digital solutions platforms in Asia with business spanning multiple verticals, including digital financial services, digital ecosystem solutions, digital media, content and marketing, and digital investments.

(3)

AMTD Group, being the strategic partner of Xiaomi and jointly holds Airstar (with AMTD Group holding 10% of outstanding shares), would like to engage AMTD Digital Media Limited (the “Company”) to provide assess to Airstar into AMTD SpiderNet ecosystem, in addition, AMTD Digital’s management team will provide expertise and guidance to AMTD Group with respect of Airstar’s strategic development and growth plans through the provision of insights, connections, and related supports including, among others, digital marketing and strategic brand positioning (the “Services”).

The Company and AMTD Group are hereinafter collectively referred to as “us”, and individually as a “Party”.

1.	Terms of Business

The Company’s standard terms and conditions (“Terms of Business”) are set out in the Appendix to this letter (“Engagement Letter”). The Terms of Business are an integral part of this Engagement Letter and are hereby incorporated by reference in their entirety. The Terms of Business should be taken as applying in the context of this engagement. If there is any conflict and/or inconsistency between the terms of this Engagement Letter and the Terms of Business, the terms of this Engagement Letter shall prevail.

2.	The Company’s Role, Duties and Responsibilities

AMTD’s role, duties and responsibilities in relation to the Services will be as follows:

To provide on-going strategic support on the Airstar’s development and growth plans through the provision of assess and integration into the proprietary AMTD SpiderNet ecosystem. Within the framework of AMTD SpiderNet ecosystem, Airstar is offered insights, strategic supports, and connectivity in relation to digital marketing, strategic brand positioning and other related areas.

AMTD Group acknowledges and agrees that:

(a)

our suggestions and recommendations are intended for the sole benefit and use of AMTD Group and/or Airstar and the details of our services will not be disclosed to any other person or party without the prior written consent of the Company; and

(b)

in providing our suggestions and offering the access to you into the AMTD SpiderNet ecosystem, we will use and rely upon information provided to us by, or on behalf of, Airstar and also on information from publicly available sources. We will assume the accuracy and completeness of all such information without independently verifying the same.

The duties of the Company will not include advice on legal, tax, accounting or other specialist matters which will require any kind of statutory or regulatory licenses. We shall not be liable in respect of any services or advice provided to you by persons other than ourselves. AMTD Group acknowledges and understands that any decision as to whether or not AMTD Group or Airstar enters into a transaction (and the terms on which it does so) is the sole responsibility of AMTD Group. The Company shall not be liable for any management decisions made by AMTD Group or Airstar with reliance on our advice as requested by AMTD Group from time to time.

3.	Fee

3.1	Fixed Annual Fee

In consideration of the Services to be rendered hereunder, AMTD Group shall pay the Company for a fixed annual fee of HK$12,800,000, the fee shall be due for payment upon presentation of invoice by the Company to AMTD Group.

In relation to fees settlement, all cheques should be crossed and made payable to “AMTD Digital Media Limited” or transfer to the following bank account:

Beneficiary Bank Name:	HSBC Hong Kong
Beneficiary Bank Swift Code:	HSBCHKHHHKH
Account name:	AMTD Digital Media Limited
Account No.:	502-601552-001 (HKD)

3.2	Additional Fee

In addition to the fixed annual fee payable to the Company by AMTD Group as stipulated in clause 3.1, AMTD Group shall share 15% of all distributions in whatever forms received from Airstar, including but not limited to cash dividend or share dividend and regardless such distribution is on regular basis or special one-off distribution. In any event, if AMTD Group generates profit from disposal of any shares of Airstar, AMTD Group shall also share 15% of such profit to the Company. For the avoidance of doubt, the Company will not be liable to share any loss arising from disposal of Airstar shares by AMTD Group.

4.	Expenses

The Company may incur out-of-pocket expenses which are necessary for performing the Services with the approval of AMTD Group (which approval shall not be unreasonably withheld), The Company shall be reimbursed for such expenses incurred.

5.	Period of Engagement

The arrangements set out in this Engagement Letter are started from 1 October 2020 and remain in place until it is terminated by mutual agreement between the Company and AMTD Group.

6.	Confidentiality

Each of the Company and AMTD Group undertakes to the other party that it shall treat as strictly confidential, and shall procure that its directors, officers and employees treat as strictly confidential, all information (whether oral, graphic, written or in electronic form) which it receives or obtains as a result of entering into or performing this Letter (the “Confidential Information”), including, without limitation:

(i)	information relating to the provisions and subject matter of this Letter;

(ii)	information relating to the existence of this Letter and its purpose; and

(iii)	information relating to the negotiations leading up to this Letter, including any information relating to or in respect of any negotiations and communications between us after the date of this Letter.

Each of the Company and AMTD Group undertakes to the other party that all Confidential Information must not be disclosed to any party which is not a party to this Letter without prior written consent of the other party, save and except: (i) to its advisors, attorneys or auditors who have a need to know such information, (ii) as required by law or court order, or (iii) as required in connection with the reorganization of a Party, or its merger into any other corporation, or the sale by a Party of all or substantially all of its properties or assets.

7.	Law

This Engagement Letter and all rights and obligations of the Company and AMTD Group arising under or in connection with or related to this Engagement Letter, will be governed by and construed, performed and enforced in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

This Engagement Letter, together with the Terms of Business, which sets out the Company’s standard terms and conditions for providing the services referred to above, contains all the terms which the parties have agreed.

This Engagement Letter may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original instrument but all the counterparts together shall constitute one and the same agreement. Delivery of a counterpart of this Engagement Letter by e-mail attachment or telecopy shall be an effective mode of delivery.

Please signify your agreement with the above and Terms of Business by signing and dating one copy of this Engagement Letter and returning it to us. Please retain the other copy for your records.

Yours very truly

For and on behalf of
AMTD DIGITAL MEDIA LIMITED

/s/ Wong Yui Keung Marcellus
Wong Yui Keung Marcellus
Director

Agreed and accepted for and on behalf of AMTD GROUP COMPANY LIMITED by:

Signature	/s/ LO CHI HANG

Name in block letters	LO CHI HANG

Position	Group Vice President

Date	1 October 2020

APPENDIX

Terms of Business

1.	Application

These terms of business will apply to any services we provide to you as described or referred to in Clause 2 of the Engagement Letter (“Services”). The terms of the Engagement Letter shall prevail to the extent that they are inconsistent with these terms of business and will supersede any previous terms of business.

2.	Authorisation

We are authorised by you to do anything which is reasonably necessary either to carry out the Services or to comply with any applicable laws, rules, regulations, authorisations, consents or practice as may reasonably be appropriate.

We are entitled to assume that any instructions, notices or requests (whether in writing or not and however communicated to us) have been properly authorised by you if they are given or purported to be given by an individual or person who is or purports to be and is reasonably believed by us to be a director or employee or your authorised agent.

3.	Consents, Regulatory Undertaking and Anti-Corruption

Each party hereto confirms and agrees that, in so far as may be relevant to the Services or matter to which the Services relate, it shall not, and shall procure that its Associates (as such term is defined in clause 15 below) and any other person who performs services for or on its behalf shall not, offer, give or agree to give, or request, accept or agree to accept from any person, whether for itself or on behalf of another, any gift, payment, consideration or benefit of any kind which constitutes and illegal or corrupt practice under the laws of any relevant jurisdiction.

4.	Provision of Information

You agree to provide or procure the provision to us of all information concerning your business or affairs which we require for the proper provision of our Services and all such further information as we may reasonably request. You will ensure that any information you supply to us, including statements of opinion, will be true, fair, complete and accurate and not misleading. You agree that, if anything occurs within a reasonable time thereafter to render any such information untrue, unfair or misleading, you will promptly notify us and take all such steps as we reasonably require to correct any statement or publication based on such information.

In addition, you agree to keep the Company informed promptly of any material developments that may have an effect on the Services during our engagement.

5.	Fees and Expenses

You agree that all sums payable to us shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event you shall pay such additional amount as shall be required to ensure that the net amount received by us will equal the full amount which would have been received had no such deduction or withholding been made.

6.	Conflicts of Interest

You acknowledge and accept that we and our Associates are involved in a wide range of businesses involving capital markets and advisory, asset management, securities brokerage and other activities, out of which a conflict of interest may arise where we owe or may owe separate duties to act in the best interests of our clients in relation to the same or related matter (“Conflict of Interest”).

Each line of business maintains practices and procedures for identifying and managing a Conflict of Interest, so as properly to safeguard the interests of our clients and to provide them with objective advice. We rely upon Chinese Walls to manage any Conflict of Interest that may arise between separate lines of business. Within capital market and advisory, we further establish special ad hoc security measures around a specific team or group of people so as to protect information and manage a potential Conflict of Interest.

In certain circumstances, it may be appropriate for us to disclose to you, either orally or in writing, subject to any obligation of confidentially which we might owe, the extent and nature of the Conflict of Interest that we have, or may have, before we provide the Services to you. Under no circumstances shall we be required to disclose to you, or make use of, any information which belongs to or is confidential to another client or to us or any Associate of ours. In exceptional circumstances, where a Conflict of Interest arises and we decide it cannot be appropriately managed, we may be unable to provide the Services to you.

Our agreeing to provide you any services shall not preclude us or our Associates from engaging in any transaction or providing any services to another party at any time where a Conflict of Interest may otherwise arise.

The description above is a summary only of our conflicts policy. A copy of the policy is available on request.

7.	Advice and Confidentiality

Each of us undertakes to keep confidential any confidential information concerning the business, affairs, directors or employees of the other that comes into its possession in the course of the provision of the Services and not to use any such information for any purpose other than that for which it was provided.

You acknowledge and accept that we may be required or it may be appropriate for us to disclose information and deliver documentation relating to you or matters arising from or in connection with our Services to governmental or regulatory agencies and authorities and you expressly authorise such disclosure or delivery.

8.	Publicity

You undertake that you will not, and you will procure that none of your Associates or persons acting in concert (within the meaning of the Hong Kong Code on Takeovers and Mergers) with you or your Associates will, take any material step or action in relation to, or publish or procure or solicit the publication of, any document, statement or communication about any matter in connection with which we have provided or are providing Services without our prior consent, such consent not to be unreasonably withheld. If for any reason any such document, statement or communication is made in breach of this undertaking, you acknowledge that we shall be entitled to publish any documents, statements or communications as we think fit in our interest without liability.

You shall ensure that any document, statement or communication issued by you or on your behalf (whether in the form of a formal announcement or otherwise) in connection with the matter in respect of which the Services are provided will be true, fair and accurate and not misleading, that every statement of opinion or intention or expectation contained therein will be honestly and fairly based, and that there will be no facts not disclosed therein which by their omission make any statement therein misleading.

You acknowledge and accept that we and our Associates, may publish or procure the publication of, any press releases or similar public communications or marketing materials relating to the matter in respect of which the Services are provided, on our website, www.amtdgroup.com or any website(s) hosted by us or our Associates.

9.	Liability

Neither we nor any Associate of ours shall have any liability (whether direct or indirect in contract, tort, or otherwise) to you or any of your Associates for or in connection with any of the Services provided by us or them to you except to the extent that the liability has arisen from our or our Associates’ gross negligence, fraud or wilful default.

If you accept any express limitation of liability from any of your other professional advisers (including without limitation accountants and lawyers) in connection with the Services, then

(i) our total liability to you in connection with any claims against us by you will be reduced so that it will not exceed the total amount for which we would have been liable to you but for such limitation and (ii) you will promptly inform us that you have accepted such limitation and will provide written confirmation to us in a form and substance reasonably satisfactory to us to give effect to the provisions of (i) of this paragraph.

Notwithstanding anything contained in this clause 9, you agree that under no circumstances shall our and any of our Associates’ total liability to you in the respect of the Services, or any matter in any way connected therewith or relating thereto, exceed the fees we have received under the Engagement Letter. Nothing in these terms of business shall exclude or limit, or seek to exclude or limit, any liability which may not lawfully be excluded or limited or which may not be excluded or restricted under any applicable law or regulation.

10.	Indemnity

You agree with us (for ourselves and on trust for our Associates) fully to indemnify us and each of our Associates and keep us and each of them so indemnified against:

a)

any and all claims, damages, demands or proceedings brought or made or alleged (or threatened to be brought or made or alleged) in any jurisdiction (whether or not successful, compromised or settled) (collectively “claims”) against us or any of them; and

b)

any losses, liabilities, costs, charges or expenses suffered or incurred by us or any of them (collectively “losses”) (including, without limitation, all losses (including legal fees) suffered or incurred in connection with investigating, responding to, preparing for or defending any claim, whether or not in connection with pending or threatened litigation to which we or any Associate is a party, or in enforcing any rights under the Engagement Letter or these terms of business), in connection with or arising directly or indirectly from any services provided to you or in respect of the matter to which such services relate provided that you shall not be responsible for any such claims or losses if and to the extent that they result from our or that Associate’s gross negligence, fraud or wilful default.

This indemnity shall be in addition to any rights that we or any of our Associate may have at common law or otherwise.

11.	Dispute Resolution

We have internal procedures for handling complaints. If you have a complaint about us, please submit it to us in writing. You can write to your usual contact at AMTD Digital Media Limited.

Any dispute, controversy or claim arising out of, or in connection with, our Services or these Terms of Business (including any question about their existence, validity or termination) shall be referred to and finally resolved by arbitration under the UNCITRAL Arbitration Rules in force at that time. Such Rules are deemed to be incorporated by reference into these Terms of Business. The tribunal shall consist of three arbitrators, (or, if we agree, one arbitrator). We shall each be entitled to nominate one arbitrator, and the third arbitrator will be appointed by the Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be Hong Kong at the HKIAC. The language to be used at the proceedings shall be English. The decision of the tribunal shall be final and binding on each of us.

12.	Notification of Claims

If you become aware of any third party claim or, potential claim against you or of any matter or event which might give rise to such a claim (a “third party claim”) which might also lead to a claim being made against us or one of our Associates relating to the Services, you:

(a)	shall procure that notice of such third party claim is promptly given to us; and

(b)

shall not make (or, as appropriate, shall co-operate to procure that your group company shall not make) any admission of liability, agreement or compromise with any person, body or authority in relation to any such third party claim without prior consultation with us.

13.	Rights of Third Parties

Save for the Company’s Associates, who may enforce their rights under these terms of business or under an Engagement Letter directly against you, the parties hereunder or under an Engagement Letter do not intend that any term hereunder or under an Engagement Letter should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong), by any person who is not a party.

14.	Notices

Any notice or consent to be given hereunder or under the Engagement Letter may be delivered in person by letter or be sent by facsimile transmission to the address of our registered office, for notices to us, and to the address last notified by you to us, for notices to you.

15.	Meaning of “Associate”

The expression of “Associates” in these terms of business, means (i) officers, directors, employees, representatives and agents from time to time; (ii) subsidiaries, holding companies (if any) and each of the subsidiaries of such holding companies and each of their respective officers, directors, employees, representatives and agents from time to time; (iii) in the case of ourselves, to the extent that they are not included in (i) and (ii) of this definition, associated partnerships in which we and/or other Associates are partners; companies referred to in (ii) of this definition are associated companies (for this purpose ownership of control of 20% or more of the equity share capital of a company is regarded as the test of associated company status).

16.	Termination

Mutual agreement is required to terminate the arrangements between us which shall be effective upon signing of written agreement by both parties.

All accrued rights and liabilities of the parties hereunder, or under the Engagement Letter (including, without limitation our rights to receive fees and expenses) and the terms of clauses, 2, 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 of these terms of business shall survive and remain in full force and effect, notwithstanding any termination or expiry of these terms of business.

17.	Data Protection

You hereby consent to the processing and use by us, our Associates, agents and sub-contractors of personal data (as defined in the Personal Data (Privacy) Ordinance, Chapter 486 of the Laws of Hong Kong) given by you under these terms of business or the Engagement Letter for the provision of services to you, which may include the transfer of such data to other processing centres or out of Hong Kong. Such data may also be used by us and our agents and Associates to update customer records and to advise you of other products and services, unless you have indicated otherwise to us in writing. You undertake to supply personal data to us in accordance with the provisions of the Personal Date (Privacy) Ordinance.

18.	Personal Liability

Without prejudice to any claim you may have against us and notwithstanding clause 9 above, you agree that, to the fullest extent permissible by law, none of our or our Associates’, directors, non-executive directors or employees or shareholders shall have any liability to you hereunder.

19.	Governing Law

These terms of business are governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.